Exhibit 2


                                           For further information:

                                           Analysts/Investors:
                                           Jeffrey P. Freimark
                                           Executive Vice President and CFO
                                           (973) 890-6340

                                           Media:
                                           Donald C.Vaillancourt
                                           Corporate Vice President
                                           (973) 890-6100

FOR IMMEDIATE RELEASE
---------------------

                         GRAND UNION BOARD OF DIRECTORS
                         ADOPTS STOCKHOLDER RIGHTS PLAN

                  WAYNE, NJ, April 29,1999 - The Grand Union Company (GUCO-NASDAQ) announced today that its Board of Directors has adopted a Stockholder Rights Plan ("Plan") designed to protect company stockholders in the event of takeover activity that would deny them the full value of their investment.

                  Terms of the Plan provide for a dividend distribution of one right for each share of Common Stock of the Company to holders of record at the close of business on May 10, 1999. The rights will become exercisable only in the event, with certain exceptions, a person or group of affiliated or associated persons accumulates 15 percent or more of the Company's voting stock, or if a person or group announces an offer to acquire 15 percent or more. The rights will expire on April 29, 2001. Each right will entitle the holder to buy one one-thousandth of a share of a new series of preferred stock at a price of $35 per share. In addition, upon the occurrence of certain events, holders of the rights would be entitled to purchase either Company stock or shares in an "acquiring entity" at half of market value. Further, at any time after a person or group acquires 15% or more (but less than 50%) of the Company's outstanding voting stock, the Board of Directors may, at its option, exchange part or all of the Rights (other than Rights held by the acquiring person or group, which would become void) for that number of shares of the company's common stock having a fair market value on the date of such acquisition equal to the excess of (i) the value of the shares of preferred stock issuable upon exercise of the Rights in the event of such acquisition over (ii) the exercise price of the Rights.

                  The Company generally will be entitled to redeem the rights at $.001 per right at any time prior to the time there has been a public announcement of the acquisition of a 15 percent position in its voting stock.

                  Commenting on the Plan, J. Wayne Harris, Chairman of the Board and Chief Executive Officer, said, "The Board of Directors is not aware of any effort, hostile or otherwise, to acquire control of the Company. The Board



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believes that the Plan represents a sound and reasonable means of safeguarding the interest of stockholders. The Plan seeks to ensure that stockholders realize the long-term value of their investment. The Plan should encourage anyone seeking to acquire the Company to treat all stockholders equally and to negotiate with the Board prior to a takeover attempt."














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